EXHIBIT 99.1

Garmin announces fourth quarter and fiscal year 2023 results

Company reports record full year revenue, proposes dividend increase,

and announces share repurchase program

Schaffhausen, Switzerland / February 21, 2024 / PR Newswire – Garmin® Ltd. (NYSE: GRMN), today announced results for the fourth quarter ended December 30, 2023.

Highlights for fourth quarter 2023 include:

•
Consolidated revenue of $1.48 billion, a 13% increase compared to the prior year quarter
•
Gross margin expanded to 58.3% from 57.0% in the prior year quarter
•
Operating margin was 23.0% compared to 20.5% in the prior year quarter
•
Operating income was $340 million, a 27% increase compared to the prior year quarter
•
GAAP EPS of $2.82 and pro forma EPS(1) of $1.72, representing 27% growth in pro forma EPS over the prior year quarter
•
Received six Innovation Awards at the 2024 Consumer Electronics Show for our Venu® 3, epixTM Pro, MARQ® Golfer-Carbon Edition and Garmin’s Autoland retrofit
•
Launched the Descent TM G1 Solar-Ocean Edition, our first-ever product made with recycled ocean-bound plastics
•
G3000® Integrated Flight Deck was selected by Eve Air Mobility for its electric vertical takeoff and landing aircraft
•
Force® Kraken was selected for a Marine Power Innovation Award by the editors at Boating Magazine
•
Awarded a multi-year Auto OEM contract that expands our customer base within domain controllers with production starting in 2027
•
Garmin ranked No. 1 for the 20th consecutive year in Professional Pilot’s 2024 Avionics Manufacturers Product Support Survey
•
Garmin ranked No. 2 on Forbes' 2024 list of America's Best Large Employers

Highlights for fiscal year 2023 include:

•
Record consolidated revenue of $5.23 billion, an 8% increase compared to the prior year
•
Aviation, Marine and Auto OEM segments each posted record full year revenue
•
Gross margin of 57.5% compared to 57.7% in the prior year
•
Operating margin of 20.9% compared to 21.1% in the prior year
•
Operating income of $1.09 billion, a 6% increase compared to the prior year
•
GAAP EPS of $6.71 and pro forma EPS(1) of $5.59, representing 9% growth in pro forma EPS over the prior year

(In thousands, except per share information)	13-Weeks Ended	14-Weeks Ended		52-Weeks Ended	53-Weeks Ended
	December 30,	December 31,	YoY	December 30,	December 31,	YoY
	2023	2022	Change	2023	2022	Change
Net sales	$1,482,501	$1,306,356	13%	$5,228,252	$4,860,286	8%
Fitness	412,076	336,553	22%	1,344,637	1,109,419	21%
Outdoor	486,378	451,465	8%	1,697,151	1,770,275	(4)%
Aviation	217,134	225,251	(4)%	846,329	792,799	7%
Marine	239,886	210,614	14%	916,911	903,983	1%
Auto OEM	127,027	82,473	54%	423,224	283,810	49%

Gross margin %	58.3%	57.0%		57.5%	57.7%

Operating income %	23.0%	20.5%		20.9%	21.1%

GAAP diluted EPS	$2.82	$1.53	84%	$6.71	$5.04	33%
Pro forma diluted EPS (1)	$1.72	$1.35	27%	$5.59	$5.13	9%

(1) See attached Non-GAAP Financial Information for discussion and reconciliation of non-GAAP financial measures, including pro forma diluted EPS

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“We are very pleased with our 2023 financial performance resulting in record full year consolidated revenue and record full year revenue in three of our five segments. We are entering 2024 with strong momentum from our robust product lineup and have many product launches planned during the year. I am very proud of what we accomplished in 2023 and look forward to all that 2024 will bring.” - Cliff Pemble, President and Chief Executive Officer of Garmin Ltd.

Fitness:

Revenue from the fitness segment increased 22% in the fourth quarter with growth across all categories led by strong demand for wearables. Gross and operating margins were 56% and 22%, respectively, resulting in $93 million of operating income. At the recent Consumer Electronics Show, our Venu 3 was recognized with three CES Innovation Awards, including the prestigious Best of Innovation honor for outstanding design and engineering.

Outdoor:

Revenue from the outdoor segment increased 8% in the fourth quarter with growth across multiple categories led by adventure watches. Gross and operating margins were 65% and 34%, respectively, resulting in $164 million of operating income. During the quarter, we expanded our lineup of dive offerings with the introduction of the Descent G1 Solar – Ocean Edition, our first-ever product made with recycled ocean-bound plastics. We also launched the new Descent Mk3 watch-style dive computer and the Descent T2 transceiver with enhanced SubWave TM sonar technology. This enhanced underwater technology features diver-to-diver messaging and tank pressure monitoring. Also during the quarter, we launched the eTrex® Solar, our first handheld GPS with solar charging capability allowing for infinite battery life for outdoor adventurers.

Aviation:

Revenue from the aviation segment decreased 4% in the fourth quarter as growth in OEM categories was more than offset by decreases in aftermarket categories. Gross and operating margins were 75% and 26%, respectively, resulting in $57 million of operating income. During the quarter, our G3000 integrated flight deck was selected by Embraer backed Eve Air Mobility for its electric vertical takeoff and landing aircraft. The G3000’s lightweight, high-resolution displays and intuitive touchscreen interface are ideally suited for both legacy aircraft and emerging advanced air mobility applications.

Marine:

Revenue from the marine segment increased 14% in the fourth quarter due to contributions from the acquisition of JL Audio. Gross and operating margins were 53% and 16%, respectively, resulting in $37 million of operating income. During the quarter, we launched the ECHOMAP TM Ultra 2 chartplotter series designed with premium sonar, mapping and wireless networking capabilities for inland and nearshore anglers. We also launched the GSD 28 sonar module with RapidReturn technology that offers six times faster updates than its predecessor.

Auto OEM:

Revenue from the auto OEM segment increased 54% during the fourth quarter primarily due to increased shipments of domain controllers. Gross margin was 21%, and the operating loss narrowed to $10 million. Domain controller deliveries to the BMW Group continued to ramp up across multiple models and regions. During the quarter, we were awarded a multi-year contract with a premium automaker to supply domain controllers on a global basis starting in 2027, which is projected to be the single largest award in the history of our Auto OEM business. In addition, at the recent Consumer Electronics Show, we revealed our updated Unified Cabin and announced our motorcycle infotainment solution was selected by Yamaha Motors for select motorcycles and smart scooters.

Additional Financial Information:

Total operating expenses in the fourth quarter were $524 million, a 10% increase over the prior year. Research and development increased 10% primarily due to engineering personnel costs. Selling, general and administrative expenses increased 10% driven primarily by personnel related expenses and incremental costs associated with the acquisition of JL Audio. Advertising expenses increased 6% primarily due to higher cooperative advertising.

In the fourth quarter of 2023, we reported a $159 million income tax benefit. Excluding $181 million of income tax benefit due to the revaluation of certain Switzerland deferred tax assets, and $12 million of income tax benefit due to auto OEM manufacturing tax incentives in Poland, our pro forma effective tax rate(1) in the fourth quarter of 2023 was 9.0% compared to 8.9% in the prior year quarter.

In the fourth quarter of 2023, we generated operating cash flow of $466 million and free cash flow(1) of $417 million. We paid a quarterly dividend of approximately $140 million and repurchased approximately $19 million of the Company’s shares within the quarter, completing the share repurchase program authorized through December 29, 2023. We ended the quarter with cash and marketable securities of approximately $3.1 billion.

(1)
See attached Non-GAAP Financial Information for discussion and reconciliation of non-GAAP financial measures, including pro forma effective tax rate and free cash flow.

2024 Fiscal Year Guidance(2):

We expect full year 2024 revenue of approximately $5.75 billion, an increase of approximately 10% over 2023. We expect our full year pro forma EPS to be approximately $5.40 based upon gross margin of approximately 56.5%, operating margin of approximately 20.0% and pro forma effective tax rate of approximately 15.5%.

2024 Guidance
Revenue	$5.75B
Gross Margin	56.5%
Operating Margin	20.0%
Pro forma Effective Tax Rate	15.5%
Pro forma EPS	$5.40

(2)
All amounts and %’s in the above 2024 Guidance table are approximate. Also, see attached discussion on Forward-looking Financial Measures.

Dividend Recommendation and New Share Repurchase Program:

The Board of Directors intends to recommend to the shareholders for approval at the annual meeting to be held on June 7, 2024, a cash dividend in the amount of $3.00 per share, payable in four equal installments on dates to be determined by the Board. The Board currently anticipates the scheduling of the dividend in four installments as follows:

Dividend Date	Record Date	Dividend Per Share
June 28, 2024	June 17, 2024	$0.75
September 27, 2024	September 13, 2024	$0.75
December 27, 2024	December 13, 2024	$0.75
March 28, 2025	March 14, 2025	$0.75

In addition, the Board has established March 29, 2024 as the payment date and March 15, 2024 as the record date for the final dividend installment of $0.73 per share, per the prior approval at the 2023 annual shareholders’ meeting. The first, second and third payments of $0.73 per share were made on June 30, 2023, September 29, 2023, and December 29, 2023, respectively.

On February 16, 2024, the Board of Directors authorized the Company to repurchase up to $300 million of the Company’s shares through December 26, 2026. The timing and volume of any share repurchases under this authorization will be determined by management at its discretion. Share repurchases, which are subject to market conditions, other business conditions and applicable legal requirements, may be made from time to time in the open market or in privately negotiated transactions, including under plans complying with the provisions of Rule 10b5-1 and Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The share repurchase authorization does not obligate the Company to repurchase any specific number of shares and may be suspended, modified or terminated at any time.

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, February 21, 2024 at 10:30 a.m. Eastern
Where:	https://www.garmin.com/en-US/investors/events/
How:	Simply log on to the web at the address above

An archive of the live webcast will be available until February 19, 2025 on the Garmin website at www.garmin.com. To access the replay, click on the Investors link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business that are commonly identified by words such as “anticipates,” “would,” “may,” “expects,” “estimates,” “plans,” “intends,” “projects,” and other words or phrases with similar meanings. Any statements regarding the Company’s expected fiscal 2024 GAAP and pro forma estimated earnings, EPS, and effective tax rate, and the Company’s expected segment revenue growth rates, consolidated revenue, gross margins, operating margins, potential future acquisitions, share repurchase programs, currency movements, expenses, pricing, new product launches, market reach, statements relating to possible future dividends, and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 30, 2023 filed by Garmin with the Securities and Exchange Commission (Commission file number 001-41118). A copy of Garmin’s 2023 Form 10-K can be downloaded from https://www.garmin.com/en-US/investors/sec/. All information provided in this release and in the attachments is as of December 30, 2023. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

This release and the attachments contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the Company's use of these measures are included in the attachments.

Garmin, the Garmin logo, ECHOMAP, eTrex, Force, G3000, MARQ, quatix, and venu are trademarks of Garmin Ltd. or its subsidiaries and are registered in one or more countries, including the U.S. Epix and Descent are trademarks of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Investor Relations Contact:	Media Relations Contact:
Teri Seck	Krista Klaus
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin Ltd. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended	14-Weeks Ended	52-Weeks Ended	53-Weeks Ended
	December 30,	December 31,	December 30,	December 31,
	2023	2022	2023	2022
Net sales	$1,482,501	$1,306,356	$5,228,252	$4,860,286
Cost of goods sold	618,352	561,386	2,223,297	2,053,511
Gross profit	864,149	744,970	3,004,955	2,806,775

Advertising expense	61,260	57,662	173,109	168,040
Selling, general and administrative expenses	225,190	204,421	834,990	775,963
Research and development expense	237,245	215,712	904,696	834,927
Total operating expenses	523,695	477,795	1,912,795	1,778,930

Operating income	340,454	267,175	1,092,160	1,027,845
Other income (expense):
Interest income	22,840	14,306	77,302	40,826
Foreign currency gains (losses)	19,488	44,535	26,434	(11,274)
Other income	254	3,860	4,460	7,577
Total other income (expense)	42,582	62,701	108,196	37,129

Income before income taxes	383,036	329,876	1,200,356	1,064,974
Income tax (benefit) provision	(159,089)	36,604	(89,280)	91,389
Net income	$542,125	$293,272	$1,289,636	$973,585

Net income per share:
Basic	$2.83	$1.53	$6.74	$5.06
Diluted	$2.82	$1.53	$6.71	$5.04

Weighted average common shares outstanding:
Basic	191,363	191,613	191,397	192,544
Diluted	192,557	192,104	192,058	193,042

Garmin Ltd. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	December 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$1,693,452	$1,279,194
Marketable securities	274,618	173,288
Accounts receivable, net	815,243	656,847
Inventories	1,345,955	1,515,045
Deferred costs	16,316	14,862
Prepaid expenses and other current assets	318,556	315,915
Total current assets	4,464,140	3,955,151

Property and equipment, net	1,224,097	1,147,005
Operating lease right-of-use assets	143,724	138,040
Noncurrent marketable securities	1,125,191	1,208,360
Deferred income tax assets	754,635	441,071
Noncurrent deferred costs	11,057	9,831
Goodwill	608,474	567,994
Other intangible assets, net	186,601	178,461
Other noncurrent assets	85,650	85,257
Total assets	$8,603,569	$7,731,170

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$253,790	$212,417
Salaries and benefits payable	190,014	176,114
Accrued warranty costs	55,738	50,952
Accrued sales program costs	98,610	97,772
Other accrued expenses	245,874	197,376
Deferred revenue	101,189	91,092
Income taxes payable	225,475	246,180
Dividend payable	139,997	139,732
Total current liabilities	1,310,687	1,211,635

Deferred income tax liabilities	114,682	129,965
Noncurrent income taxes payable	16,521	34,627
Noncurrent deferred revenue	36,148	35,702
Noncurrent operating lease liabilities	113,035	114,541
Other noncurrent liabilities	436	360

Stockholders’ equity:
Common shares (195,880 and 198,077 shares authorized and issued; 191,777 and 191,623 shares outstanding)	19,588	17,979
Additional paid-in capital	2,125,467	2,042,472
Treasury shares (4,103 and 6,454 shares)	(330,909)	(475,095)
Retained earnings	5,263,528	4,733,517
Accumulated other comprehensive income (loss)	(65,614)	(114,533)
Total stockholders’ equity	7,012,060	6,204,340
Total liabilities and stockholders’ equity	$8,603,569	$7,731,170

Garmin Ltd. and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	52-Weeks Ended	53-Weeks Ended
	December 30, 2023	December 31, 2022
Operating Activities:
Net income	$1,289,636	$973,585
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	132,347	118,743
Amortization	45,225	45,110
Loss (gain) on sale of property and equipment	215	(2,083)
Unrealized foreign currency (gains) losses	(25,541)	(5,867)
Deferred income taxes	(340,774)	(143,286)
Stock compensation expense	101,422	76,801
Realized losses (gains) on marketable securities	62	986
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net of allowance for doubtful accounts	(129,120)	167,336
Inventories	244,506	(363,327)
Other current and noncurrent assets	7,887	72,185
Accounts payable	28,503	(131,268)
Other current and noncurrent liabilities	52,188	(71,756)
Deferred revenue	10,411	(2,379)
Deferred costs	(2,661)	3,591
Income taxes	(38,041)	49,888
Net cash provided by operating activities	1,376,265	788,259

Investing activities:
Purchases of property and equipment	(193,524)	(244,286)
Proceeds from sale of property and equipment	218	2,402
Purchase of intangible assets	(1,504)	(1,907)
Purchase of marketable securities	(170,681)	(1,051,994)
Redemption of marketable securities	183,372	1,164,116
Acquisitions, net of cash acquired	(150,853)	(13,455)
Net cash used in investing activities	(332,972)	(145,124)

Financing activities:
Dividends	(558,769)	(679,096)
Proceeds from issuance of treasury shares related to equity awards	44,063	62,221
Purchase of treasury shares related to equity awards	(22,815)	(22,730)
Purchase of treasury shares under share repurchase plan	(98,988)	(201,012)
Net cash used in financing activities	(636,509)	(840,617)

Effect of exchange rate changes on cash and cash equivalents	7,460	(21,449)

Net increase (decrease) in cash, cash equivalents, and restricted cash	414,244	(218,931)
Cash, cash equivalents, and restricted cash at beginning of year	1,279,912	1,498,843
Cash, cash equivalents, and restricted cash at end of year	$1,694,156	$1,279,912

Garmin Ltd. and Subsidiaries
Net Sales, Gross Profit and Operating Income by Segment (Unaudited)
(In thousands)

The Company announced an organization realignment in January 2023, which combined the consumer auto operating segment with the outdoor operating segment. As a result, the Company’s operating segments, which also represent our reportable segments, are fitness, outdoor, aviation, marine, and auto OEM. Results for the 13-week and 53-week periods ended December 31, 2022 have been recast below to conform with the current period presentation. This change had no effect on the Company’s consolidated results of operations.

	Fitness	Outdoor	Aviation	Marine	Auto OEM	Total
13-Weeks Ended December 30, 2023
Net sales	$412,076	$486,378	$217,134	$239,886	$127,027	$1,482,501
Gross profit	232,147	317,061	162,214	126,099	26,628	864,149
Operating income (loss)	92,550	163,855	56,671	37,294	(9,916)	340,454

14-Weeks Ended December 31, 2022
Net sales	$336,553	$451,465	$225,251	$210,614	$82,473	$1,306,356
Gross profit	164,496	280,031	159,858	114,723	25,862	744,970
Operating income (loss)	39,844	134,152	62,829	42,853	(12,503)	267,175

52-Weeks Ended December 30, 2023
Net sales	$1,344,637	$1,697,151	$846,329	$916,911	$423,224	$5,228,252
Gross profit	716,906	1,072,861	625,988	491,261	97,939	3,004,955
Operating income (loss)	232,201	515,254	226,400	179,429	(61,124)	1,092,160

53-Weeks Ended December 31, 2022
Net sales	$1,109,419	$1,770,275	$792,799	$903,983	$283,810	$4,860,286
Gross profit	552,417	1,099,408	573,063	491,457	90,430	2,806,775
Operating income (loss)	104,738	573,281	213,186	215,304	(78,664)	1,027,845

Garmin Ltd. and Subsidiaries
Net Sales by Geography (Unaudited)
(In thousands)

	13-Weeks Ended	14-Weeks Ended		52-Weeks Ended	53-Weeks Ended
	December 30,	December 31,	YoY	December 30,	December 31,	YoY
	2023	2022	Change	2023	2022	Change
Net sales	$1,482,501	$1,306,356	13%	$5,228,252	$4,860,286	8%
Americas	732,648	648,912	13%	2,614,358	2,429,029	8%
EMEA	523,439	440,747	19%	1,775,965	1,633,640	9%
APAC	226,414	216,697	4%	837,929	797,617	5%

EMEA - Europe, Middle East and Africa
APAC - Asia Pacific and Australian Continent

Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, this release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: pro forma effective tax rate, pro forma net income (earnings) per share and free cash flow. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies, limiting the usefulness of the measures for comparison with other companies. Management believes providing investors with an operating view consistent with how it manages the Company provides enhanced transparency into the operating results of the Company, as described in more detail by category below.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Pro forma effective tax rate

The Company’s income tax expense is periodically impacted by discrete tax items that are not reflective of income tax expense incurred as a result of current period earnings. Therefore, management believes disclosure of the effective tax rate and income tax provision before the effect of certain discrete tax items are important measures to permit investors' consistent comparison between periods.

(In thousands)	13-Weeks Ended		14-Weeks Ended		52-Weeks Ended		53-Weeks Ended
	December 30,		December 31,		December 30,		December 31,
	2023		2022		2023		2022
	$	ETR(1)	$	ETR(1)	$	ETR(1)	$	ETR(1)
GAAP income tax (benefit) provision	$(159,089)	(41.5)%	$36,604	11.1%	$(89,280)	(7.4)%	$91,389	8.6%
Pro forma discrete tax items:
Tax effect of state rate change (2)	—		—		(2,269)		—
Switzerland deferred tax assets (3)	181,410		(7,168)		181,410		(7,168)
Poland incentive tax credits (4)	12,116		—		12,116
Pro forma income tax provision	$34,437	9.0%	$29,436	8.9%	$101,977	8.5%	$84,221	7.9%

(1) Effective tax rate is calculated by taking the income tax (benefit) provision divided by income before taxes, as presented on the face of the Condensed Consolidated Statements of Income.

(2) In third quarter 2023, the Company recognized $2.3 million of tax expense due to the revaluation of deferred tax assets associated with the change in corporate income tax rate for the state of Kansas.

(3) Certain Switzerland deferred tax assets related to the enactment of Switzerland Federal and Schaffhausen cantonal tax reform were revalued in the fourth quarters of 2023 and 2022, resulting in income tax benefit of $181.4 million and income tax expense of $7.2 million, respectively.

(4) In fourth quarter 2023, the Company recognized $12.1 million of income tax benefit due to auto OEM manufacturing tax incentives in Poland.

Pro forma net income (earnings) per share

Management believes that net income (earnings) per share before the impact of foreign currency gains or losses and certain discrete income tax items, as discussed above, is an important measure in order to permit a consistent comparison of the Company’s performance between periods.

(In thousands, except per share information)	13-Weeks Ended	14-Weeks Ended	52-Weeks Ended	53-Weeks Ended
	December 30,	December 31,	December 30,	December 31,
	2023	2022	2023	2022
GAAP net income	$542,125	$293,272	$1,289,636	$973,585
Foreign currency gains / losses (1)	(19,488)	(44,535)	(26,434)	11,274
Tax effect of foreign currency gains / losses (2)	1,752	3,974	2,246	(892)
Pro forma discrete tax items (3)	(193,526)	7,168	(191,257)	7,168
Pro forma net income	$330,863	$259,879	$1,074,191	$991,136

GAAP net income per share:
Basic	$2.83	$1.53	$6.74	$5.06
Diluted	$2.82	$1.53	$6.71	$5.04

Pro forma net income per share:
Basic	$1.73	$1.36	$5.61	$5.15
Diluted	$1.72	$1.35	$5.59	$5.13

Weighted average common shares outstanding:
Basic	191,363	191,613	191,397	192,544
Diluted	192,557	192,104	192,058	193,042

(1) Foreign currency gains and losses for the Company are driven by movements of a number of currencies in relation to the U.S. Dollar and the related exchange rate impact on the significant cash, receivables, and payables held in a currency other than the functional currency at a given legal entity. However, there is minimal cash impact from such foreign currency gains and losses.

(2) The tax effect of foreign currency gains and losses was calculated using the pro forma effective tax rate of 9.0% and 8.5% for the 13-weeks and fiscal year ended December 30, 2023, respectively, and the pro forma effective tax rate of 8.9% and 7.9% for the 14-weeks and fiscal year ended December 31, 2022, respectively.

(3) The 2023 and 2022 discrete tax items are discussed in the pro forma effective tax rate section above.

Free cash flow

Management believes that free cash flow is an important liquidity measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flows less capital expenditures for property and equipment. Management believes that excluding purchases of property and equipment provides a better understanding of the underlying trends in the Company’s operations and allows more accurate comparisons of the Company’s results between periods. This metric may also be useful to investors but should not be considered in isolation as it is not a measure of cash flow available for discretionary expenditures. The most comparable GAAP measure is net cash provided by operating activities.

(In thousands)	13-Weeks Ended	14-Weeks Ended	52-Weeks Ended	53-Weeks Ended
	December 30,	December 31,	December 30,	December 31,
	2023	2022	2023	2022
Net cash provided by operating activities	$465,941	$368,665	$1,376,265	$788,259
Less: purchases of property and equipment	(48,648)	(59,358)	(193,524)	(244,286)
Free Cash Flow	$417,293	$309,307	$1,182,741	$543,973

Forward-looking Financial Measures

The forward-looking financial measures in our 2024 guidance provided above do not consider the potential future net effect of foreign currency exchange gains and losses, certain discrete tax items and any other impacts that may be identified as pro forma adjustments in calculating the non-GAAP measures described above.

The estimated impact of foreign currency gains and losses cannot be reasonably estimated on a forward-looking basis due to the high variability and low visibility with respect to non-operating foreign currency exchange gains and losses and the related tax effects of such gains and losses. The impact on diluted net income per share of foreign currency gains and losses, net of tax effects, was $0.13 per share for the 52 weeks ended December 30, 2023.

At this time, management is unable to determine whether or not significant discrete tax items will occur in fiscal 2024 or anticipate the impact of any other events that may be considered in the calculation of non-GAAP financial measures.